EXHIBIT I

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

INDEPENDENT AUDITOR’S REPORT

AND

FINANCIAL STATEMENTS

WITH SUPPLEMENTAL INFORMATION

DECEMBER 31, 2002

C O N T E N T S

Page
INDEPENDENT AUDITOR’S REPORT ON THE FINANCIAL STATEMENTS	1

FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 7

INDEPENDENT AUDITOR’S REPORT ON THE SUPPLEMENTAL INFORMATION	8

SUPPLEMENTAL INFORMATION
Schedule H, Line 4i—Schedule of Assets (Held at End of Year)	9
Schedule G, Part III—Schedule of Non-Exempt Transactions	10

[LETTERHEAD OF MOSS ADAMS LLP]

INDEPENDENT AUDITOR’S REPORT

ON THE FINANCIAL STATEMENTS

Plan Administrator

Community National Bank

401(k) Profit Sharing Plan

We have audited the accompanying statements of net assets available for benefits of Community National Bank 401(k) Profit Sharing Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Community National Bank 401(k) Profit Sharing Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

[GRAPHIC APPEARS HERE]

San Diego, California

June 2, 2003

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS
Investments
Deposits with Principal Life Insurance Company
Pooled separate accounts, at fair value	$1,678,689	$1,567,007
Guaranteed interest accounts, at fair value	170,496	121,747
Participant loans	116,968	103,563
Common stock	—	83,952
Employer common stock, Community Bancorp, Inc.	1,262,701	762,127

Net assets available for benefits	$3,228,854	$2,638,396

See accompanying notes.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2002

ADDITIONS
Investment income
Interest and dividends	$8,266
Net gain on investments	7,333
Contributions
Employer	176,286
Participants	487,615
Rollovers	53,593
Participant loan interest	7,076

Total additions	740,169

DEDUCTIONS
Benefits paid	144,050
Administrative expenses	5,661

Total deductions	149,711

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	590,458

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	2,638,396

End of year	$3,228,854

See accompanying notes.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of the Plan

The following description of Community National Bank 401(k) Profit Sharing Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan’s provisions.

General—The Plan is a defined contribution savings plan under Section 401(k) of the Internal Revenue Code that covers all employees who are over 21 years of age and have six months of service with Community Bancorp, Inc. (Company). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and has received a favorable determination by the Internal Revenue Service.

Contributions

Employees—Employees can contribute a maximum of 20 percent of their salaries.

Employer—For the year ended December 31, 2002, the Company matches 100 percent of employee contributions up to 3 percent of an employee’s salary. During the year ended December 31, 2002, the Company contributed $176,286.

Participant Accounts—Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contribution and investment earnings, and charged with an allocation of administrative expenses and investment losses. Allocations are based on participant account balances.

Vesting—Participants are immediately vested in their voluntary contributions and their employer’s matching contribution, plus the earnings thereon.

Plan Termination—Although it has not expressed any intent to do so, the Company has the right under the Plan to amend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants are fully vested.

Payment of Benefits—Upon retirement or termination of service, participants may elect to transfer the vested balance into another qualified plan, individual retirement account, or receive a lump-sum pay-out.

Participant Notes Receivable—Participants may borrow from their accounts a minimum of $500 up to a maximum of $50,000. The balance in the participant’s account secures the loans. The interest rate charged on the loans must be a reasonable rate of interest (rates range from 4.25 to 9.5 percent). Principal and interest is paid ratably over the term of the loan through payroll deductions. Loan terms range from one to five years.

Administrative Expenses—All administrative expenses were paid by the Plan.

Note 2—Significant Accounting Policies

Basis of Accounting—The financial statements of the Plan are prepared using the accrual method of accounting.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

Note 2—Significant Accounting Policies (Continued)

Valuation of Investments—The investments included in the financial statements at December 31, 2002 and 2001 are reported at fair market value, as reported to the Plan by Principal Life Insurance Company.

Payment of Benefits—Benefits are recorded when paid.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Note 3—Investments

Principal Life Insurance Company, Custodian of the Plan, holds the Plan’s investment assets and executes investment transactions. Financial information as of December 31, 2002 and 2001, and for the year ended December 31, 2002, relating to investment assets, transactions, and income is as follows:

	2002	2001
Deposits with Principal Life Insurance Company, at fair value
Pooled separate accounts
Large cap stock index *	$314,901	$358,977
Bond and mortgage *	273,709	164,492
Money market fund	154,929	102,862
International stock	153,837	161,405
Government security	124,722	32,650
Small company blend	119,397	250,398
Medium company blend	93,440	136,421
Large cap blend	82,710	—
Large cap value	59,557	—
Stock emphasis balanced	55,828	79,659
Fidelity adviser mid cap	41,022	—
American Century small cap value	39,713	—
Medium company value	39,311	53,186
Fidelity adviser small cap	36,193	—
INVESCO leisure	33,228	—
Real estate account	21,573	29,081
Janus adviser cap apprec.	19,907	—
Bond emphasis balanced	8,677	18,743
Large cap growth	6,035	—
Large company blend	—	179,133

	$1,678,689	$1,567,007

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

Note 3—Investments (Continued)

	2002	2001
Guaranteed interest accounts *	$170,496	$121,747

Participant loans	$116,968	$103,563

Common stock (Note 4)	$—	$83,952

Employer common stock, Community Bancorp, Inc. *	$1,262,701	$762,127

* Represents five percent or more of net assets available for benefits.
Investment income
Interest and dividends	$8,266

Net gain on investments
Investment (loss) from pooled separate accounts	$(200,106)
Gain on sale of common stock (Note 4)	17,637
Investment gain on Employer Security, Community Bancorp, Inc.	189,802

	$7,333

Participant loan interest	$7,076

Note 4—Demutilization of Principal Mutual Holding Company

On October 26, 2001, Principal Mutual Holding Company, a subsidiary of Principal Financial Group, Inc., completed a conversion from a mutual insurance holding company to a stock company. All membership interests in Principal Mutual Holding Company were extinguished on that date and the Plan received shares of common stock of Principal Financial Group, Inc. During 2002, the Plan sold its share of Principal Financial Group which resulted in a net gain of $17,637.

Note 5—Income Taxes

The Plan received a favorable determination letter from the Internal Revenue Service dated June 13, 2002, and has ruled that the Plan qualifies under Section 401(k) of the Internal Revenue Code and is not subject to tax under present income tax laws. The Plan is similarly exempt from tax under state law.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

Note 6—Party-in-Interest Transactions

At December 31, 2002 and 2001, included in investments are participant-directed investments in common stock of the Company with an aggregate fair value of $1,262,701 and $762,127, respectively. Purchases and sales of the common stock of the Company during the year ended December 31, 2002 totaled approximately $341,000 and $29,000, respectively.

Certain Plan investments are shares of mutual funds managed by Principal Life Insurance Company, the Custodian as defined by the Plan, and, therefore, these transactions qualify as party-in-interest transactions.

SUPPLEMENTAL INFORMATION

[LETTER HEAD OF MOSS ADAMS LLP]

INDEPENDENT AUDITOR’S REPORT

ON THE SUPPLEMENTAL INFORMATION

Plan Administrator

Community National Bank

401(k) Profit Sharing Plan

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) and non-exempt transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but is supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management and have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

[GRAPHIC APPEARS HERE]

San Diego, California

June 2, 2003

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

SUPPLEMENTAL INFORMATION

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

EIN: 33-0026985

PLAN#: 001

YEAR ENDED DECEMBER 31, 2002

(a)	(b)	(c)	(d)
	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	Current Value
*	Principal Life Insurance Company	Guaranteed interest accounts	$170,496

		Pooled separate accounts
*	Principal Life Insurance Company	Money Market	154,929
*	Principal Life Insurance Company	Principal Bond and Mortgage	273,709
*	Principal Life Insurance Company	Principal Government SEC	124,722
*	Principal Life Insurance Company	Principal Bond Emphasis Balanced	8,677
*	Principal Life Insurance Company	Large Cap Stock Index	314,901
*	Principal Life Insurance Company	Medium Company Value	39,311
*	Principal Life Insurance Company	Large Cap Blend	82,710
*	Principal Life Insurance Company	Large Cap Value	59,557
*	Principal Life Insurance Company	Principal Real Estate Account	21,573
*	Principal Life Insurance Company	Principal Stock Emphasis Balanced	55,828
*	Principal Life Insurance Company	American Century Small Cap Value (Adv)	39,713
*	Principal Life Insurance Company	Fidelity Adviser Mid Cap	41,022
*	Principal Life Insurance Company	Fidelity Advise Small Cap	36,193
*	Principal Life Insurance Company	INVESCO Leisure	33,228
*	Principal Life Insurance Company	Janus Adviser Cap Apprec	19,907
*	Principal Life Insurance Company	Medium Company Blend	93,440
*	Principal Life Insurance Company	Large Cap Growth	6,035
*	Principal Life Insurance Company	Principal Small Company Blend	119,397
*	Principal Life Insurance Company	Principal International Stock	153,837

*	Community National Bank	Employer common stock Community Bancorp, Inc.	1,262,701

*	Participant Loans	Interest rates from 4.25 to 9.50 percent	116,968

			$3,228,854

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

SUPPLEMENTAL INFORMATION

SCHEDULE G, PART III - SCHEDULE OF NON-EXEMPT TRANSACTIONS

EIN: 33-0026985

PLAN#: 001

YEAR ENDED DECEMBER 31, 2002

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Identity of party involved	Relationship to plan, employer or other party-in- interest	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Purchase price	Selling Price	Lease rental	Expenses incurred in connection with transaction	Cost of asset	Current value of asset	Net gain or loss each transaction

Community National Bank	Plan Sponsor	Loan to employer in the form of late deposit of employee 401(k) deferrals.	N/A	N/A	N/A	$ –	$ –	$22,375	$ –